Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-290973

PROSPECTUS

Critical Metals Corp.

SECONDARY OFFERING OF

18,030,303 Ordinary Shares

This prospectus relates to the offer and sale from time to time, by the selling securityholder named in this prospectus (the “Selling Securityholder”), of up to 18,030,303 ordinary shares (each, an “Ordinary Share”), par value $0.001 per share, of Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“us,” “we,” “Critical Metals” or the “Company”), consisting of (x) 6,470,000 Ordinary Shares and (y) 11,560,303 Ordinary Shares issuable upon exercise of warrants (each, a “PIPE Warrant”) to purchase Ordinary Shares (collectively, the “PIPE Shares”), that were issued to the Selling Securityholder pursuant to securities purchase agreements with the Company on October 5, 2025 and October 15, 2025 (the “Purchase Agreements”).

We are registering the offer and sale of the PIPE Shares to satisfy certain registration rights we have granted. The Selling Securityholder may offer all or part of the PIPE Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The PIPE Shares are being registered to permit the Selling Securityholder to sell such shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholder may sell the PIPE Shares through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the PIPE Shares offered hereunder, the Selling Securityholder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the PIPE Shares for resale by the Selling Securityholder, or its donees, pledgees, transferees, distributees or other successors-in-interest selling the PIPE Shares or interests in the PIPE Shares received after the date of this prospectus from the Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

We will pay certain expenses associated with the registration of the PIPE Shares covered by this prospectus, as described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholder pursuant to this prospectus. We will, however, receive the proceeds from the exercise of PIPE Warrants to the extent such PIPE Warrants are exercised for cash. A portion of the PIPE Warrants entitle the holder to purchase one Ordinary Share at an initial exercise price of $7.00 per Ordinary Share, while other PIPE Warrants entitle the holder to purchase one Ordinary Share at an exercise price of $0.0001 per Ordinary Share. We believe that the likelihood that the Selling Securityholder will determine to exercise its PIPE Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. On October 17, 2025, the closing price of our Ordinary Shares was $20.86 per share, which is above the exercise price of the PIPE Warrants. There is no assurance that all the PIPE Warrants will remain “in the money” prior to their expiration or that the Selling Securityholder will exercise its PIPE Warrants. To the extent that any PIPE Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the PIPE Warrants will decrease.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares and public warrants (the “Public Warrants”) are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On October 17, 2025, the closing prices for our Ordinary Shares and Public Warrants on the Nasdaq were $20.86 per share and $11.08 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and other risk factors contained in the documents incorporated by reference herein, including our Annual Report on Form 20-F (as amended and supplemented) for the year ended June 30, 2025, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2025.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholder have authorized anyone else to provide you with different information. The Ordinary Shares offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. By using a shelf registration statement, the Selling Securityholder may offer for resale up to 18,030,303 Ordinary Shares, consisting of (x) 6,470,000 Ordinary Shares and (y) 11,560,303 Ordinary Shares issuable upon exercise the PIPE Warrants, as described in this prospectus.

We have not, and the Selling Securityholder has not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The Selling Securityholder may offer and sell the PIPE Shares directly to purchasers, through agents selected by us and/or the Selling Securityholder, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of the PIPE Shares. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY

REFERENCE

Available Information

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

Our web site address is https://www.criticalmetalscorp.com/. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the year ended June 30, 2025, filed with the SEC on October 6, 2025, as amended by Amendment No. 1 to Annual Report on Form 20-F, filed with the SEC on October 15, 2025 (the “Annual Report”);

●	the Company’s Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on March 28, 2025, July 10, 2025 (excluding Exhibit 15.1 thereto), September 29, 2025 (excluding Exhibit 99.1 thereto), October 6, 2025 (excluding Exhibits 99.1 and 99.2 thereto), October 6, 2025 (excluding exhibits 99.1, 99.2 and 99.3 thereto) and October 16, 2025 (excluding exhibits 99.1, 99.2 and 99.3 thereto); and

●	the description of the Company’s Securities included in Exhibit 2.5 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Critical Metals Corp.

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

Attention: Tony Sage, Executive Chairman and

Chief Executive Officer

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus and the documents incorporated by reference into this prospectus may constitute forward-looking statements within the meaning of the United States federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the growth strategy and plans and objectives of management for future operations, including, among others, expansion in new and existing markets,. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by us and our management, as the case may be, are inherently uncertain. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. The forward-looking statements contained herein include, but are not limited to, statements about:

●	the benefits of the business combination;

●	the future financial and business performance of the Company and its subsidiaries;

●	the commercial success of mineral properties under development by the Company, including the Tanbreez Project and the Wolfsberg Project (each as defined below);

●	general economic conditions and conditions affecting the industries in which the Company operates;

●	commodity prices of the rare Earth minerals produced by the Company’s assets;

●	competition in the mining industry, including risks associated with pricing pressures from and loss of market share to competitors with greater resources than we have and increasing competition as a result of consolidation in the industry;

●	acquisitions, expansion projects and other plans and opportunities;

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions; and

●	the other matters described in the section of this prospectus entitled “Risk Factors” and other risk factors contained in our Annual Report and our subsequent filings with the SEC that we incorporated by reference herein.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus as well as those listed under “Item 3.D. Key Information – Risk Factors” in the Annual Report. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information; Incorporation of Information by Reference.”

Overview

We are a leading mining evaluation and exploration company focused on heavy rare earth elements (“HREEs”), critical metals and minerals, and producing strategic products essential to electrification and next generation technologies for Europe and its Western world partners. Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. At the closing of our Business Combination, our efforts were solely focused on the exploration and evaluation of our wholly owned Wolfsberg Lithium Project (the “Wolfsberg Project”) located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, we hold additional Austrian projects, including the 20% interest European Lithium Limited transferred to us at the Closing of the Business Combination (which was February 27, 2024). On June 5, 2024, we announced an agreement to acquire an interest in the Tanbreez Green Rare Earth Mine (the “Tanbreez Project”). The Tanbreez Project is a permitted, globally significant critical minerals asset positioned to unlock a sustainable, reliable and long-term rare earth supply for North America and Europe. Once operational, Tanbreez is expected to supply HREEs to customers in the western hemisphere to support the production of a wide range of next-generation commercial products, as well as demand from the defense industry.

Our registered and executive offices are located at c/o Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

Our Business Strategy

Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. Our foundational assets are the Wolfsberg lithium assets in Austria and the Tanbreez rare earths deposit in Greenland. Our strategy involves developing a low cost, highly sustainable source of lithium hydroxide manufactured from spodumene concentrate, providing European battery and EV manufacturers improved continuity of supply, reducing their dependence on the battery supply from Chinese manufacturers, while also helping them meet their environmental commitments. In addition to the exploration and evaluation of the Wolfsberg Project, we expect to focus our efforts on rare earths and critical metals and minerals to produce strategic products essential for a transition to sustainable low carbon emission technologies for Europe and its western world partners. We believe this approach will allow us to become one of the most sustainable, cost-effective and strategic minerals suppliers in the world, and further help potential customers achieve their important environmental, social and governance goals required by shareholders and regulatory agencies.

As part of our business strategy, we intend to seek to acquire assets and operations that are strategic and complementary to our existing operations. This may include acquisitions or investments in complementary companies, assets, mines, products or technologies, including in other rare earth elements and minerals. We may have opportunities to make acquisitions from third parties jointly with EUR, and in some cases, we may acquire assets or other operations directly from EUR or its affiliates. EUR has no obligation to sell any additional assets to us or to accept any offer that we may make for any additional assets, and we may decide not to acquire such additional assets even if EUR or an affiliate offers them to us.

We have in the past evaluated and pursued, and intend in the future to evaluate and pursue, rare earth-related assets and other critical metals assets that have characteristics and opportunities similar to our existing business lines and enable us to leverage our asset base, knowledge base and skill sets. Such acquisition efforts may involve participation by us in processes that have been made public and involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of a limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets which, if acquired, could have a material effect on our financial condition and results of operations. We typically do not announce a transaction until after we have executed a definitive acquisition agreement. Discussions and negotiations regarding a potential acquisition can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive acquisition agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition efforts will be successful. Although we expect the acquisitions we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Risk Factors

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 4 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

THE OFFERING

Ordinary Shares that may be offered and sold from time to time by the Selling Securityholder	Up to 18,030,303 Ordinary Shares.

Terms of offering	The PIPE Shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholder may determine. See “Plan of Distribution.”

Ordinary Shares issued and outstanding prior to this offering (and prior to the exercise of any warrants to purchase Ordinary Shares)	117,704,394 Ordinary Shares.

Use of proceeds	We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Securityholder pursuant to this prospectus, nor from the sale of the Ordinary Shares issuable upon the exercise of the PIPE Warrants. We will receive any proceeds from the exercise of PIPE Warrants for cash, to the extent applicable.

Dividend Policy	We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board of Directors (the “Board”) of the Company.

Risk factors	Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 4 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Market for our Ordinary Shares and Public Warrants	Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CRML” and “CRMLW,” respectively.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth below, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to this Offering by the Selling Securityholder

Sales of a substantial number of our securities in the public market by the Selling Securityholder and/or by our existing securityholders could cause the price of our Ordinary Shares and Public Warrants to fall.

The Selling Securityholder can sell, under this prospectus, up to 18,030,303 Ordinary Shares. Depending on the price, other securityholders may have paid significantly more than the Selling Securityholder for any Ordinary Shares they may have purchased in the open market based on variable market price. All the PIPE Shares offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the PIPE Shares being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholder may still experience a positive rate of return on the PIPE Shares they purchased due to the price at which the Selling Securityholder initially purchased the PIPE Shares.

In addition, the resale, or expected or potential resale, of a substantial number of shares of our Ordinary Shares in the public market, including the Ordinary Shares registered in this registration statement, could occur at any time. For example, the Company’s Registration Statement on Form F-1 registers for resale up to 100,312,567 Ordinary Shares, constituting approximately 71.1% of our outstanding Ordinary Shares on a fully diluted basis, on behalf of the selling securityholders named therein. Such sales, or the perception that such sales could occur, could adversely affect the market price for our Ordinary Shares and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholder will continue to offer such securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Sales, or the perception of sales, of our Ordinary Shares, including those registered in this registration statement, by us or our existing shareholders in the public market could cause the market price for our Ordinary Shares to decline.

The sale, or the perception that such sales could occur, of substantial amounts of Ordinary Shares in the public market, including the Ordinary Shares registered in this registration statement and the company’s other registration statements, could harm the prevailing market price of the Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Certain existing securityholders purchased, or may purchase, our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Other investors may not experience a similar rate of return.

Certain of our shareholders, including the Selling Securityholder, acquired, or may acquire, Ordinary Shares at prices below the current trading price of our Ordinary Shares and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the Selling Securityholder of up to 18,030,303 Ordinary Shares. Depending on the price, the public securityholders may have paid significantly more than the Selling Securityholder for any shares or Warrants they may have purchased in the open market based on variable market price.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization on an actual basis as of June 30, 2025, and on an as adjusted basis after giving effect to the transactions contemplated by the Purchase Agreements.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

(USD $)	Actual	As-Adjusted
Cash and cash equivalents	7,297,328	87,197,328
Debt:
	—	—
Equity:
Share Capital	197,732,356	277,632,356
Unissued Share Capital	45,734,183	45,734,183
Reserves	49,013,687	49,013,687
Accumulated Deficit	(200,557,256)	(200,557,256)
Total Equity	91,922,970	171,822,970
Total Capitalization	91,922,970	171,822,970

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its respective accounts. We will not receive any of the proceeds from such sales.

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus, whereas the Selling Securityholder will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

We will, however, receive the proceeds from the exercise of PIPE Warrants to the extent such PIPE Warrants are exercised for cash. A portion of the PIPE Warrants entitle the holder to purchase one Ordinary Share at an initial exercise price of $7.00 per Ordinary Share, while other PIPE Warrants entitle the holder to purchase One Ordinary Share at an exercise price of $0.0001 per Ordinary Share. We believe that the likelihood that the Selling Securityholder will determine to exercise its PIPE Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. To the extent that a PIPE Warrant has an exercise price of $7.00 per Ordinary Share, if the market price for our Ordinary Shares is less than $7.00 per share, we believe that the Selling Securityholder will be unlikely to exercise any of its PIPE Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Selling Securityholder is more likely to exercise its PIPE Warrants (to the extent such warrant has an exercise price of $7.00 per Ordinary Share) the higher the price of our Ordinary Shares is above $7.00 per share. On October 17, 2025, the closing price of our Ordinary Shares was $20.86 per share, which is above the exercise price of the PIPE Warrants. There is no assurance that the PIPE Warrants will remain in “in the money” prior to their expiration or that the Selling Securityholder will exercise its PIPE Warrants. To the extent that any PIPE Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the PIPE Warrants will decrease.

DIVIDEND POLICY

The Board will consider whether or not to institute a dividend policy. It is the present intention of the Board to retain any earnings for use in our business operations and, accordingly, the Board not anticipate declaring any dividends in the foreseeable future. The timing, declaration, amount and payment of future dividends to shareholders falls within the discretion of the Board. The Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant.

DESCRIPTION OF ORDINARY SHARES AND WARRANTS

The Company is a BVI business company limited by shares and incorporated in the British Virgin Islands and its affairs are governed by its Articles and the BVI Business Companies Act (As Revised) (each as amended or modified from time to time).

As provided in the amended and restated Memorandum and Articles of Association of the Company (together, the “Articles”), subject to the BVI Business Companies Act (As Revised), the Company has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. The registered office of the Company is c/o Maples Corporate Services (BVI) Limited, PO Box 173, Road Town, Tortola, British Virgin Islands.

The Articles authorize the issuance of up to 500,000,000 shares, consisting of (a) 450,000,000 Ordinary Shares and (b) 50,000,000 preference shares. All outstanding Ordinary Shares are fully paid and non-assessable.

All options, regardless of grant dates, will entitle holders to an equivalent number of Ordinary Shares once the vesting and exercising conditions are met.

As of October 16, 2025, we had 117,704,394 Ordinary Shares issued and outstanding and 7,660,885 Public Warrants issued and outstanding. Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CRML” and “CRMLW,” respectively.

We also have private warrants (including the PIPE Warrants) issued and outstanding as of October 16, 2025 that entitle the holders thereof to purchase up to an aggregate of 15,812,264 Ordinary Shares. Such private warrants are not listed on Nasdaq.

For a description of our Ordinary Shares and Public Warrants, including the rights and obligations attached thereto, please refer to Exhibit 2.5 to our Annual Report, which is incorporated by reference herein.

PIPE Warrants

Pursuant to the Purchase Agreements, Critical Metals issued to the investor party thereto PIPE Warrants to purchase up to an aggregate of 11,560,303 Ordinary Shares.

PIPE Warrants to purchase up to 10,000,000 Ordinary Shares are exercisable commencing on October 5, 2025 and will expire on October 5, 2031 and PIPE Warrants to purchase up to 1,560,303 Ordinary Shares (in the form of a pre-funded warrant) are exercisable commencing on October 15, 2025 and will not expire until exercised in full.

PIPE Warrants to purchase up to 10,000,000 Ordinary Shares have an initial exercise price of $7.00 per Ordinary Share and PIPE Warrants to purchase up to 1,560,303 Ordinary Shares (in the form of a pre-funded warrant) are exercisable at an exercise price of $0.0001 per Ordinary Share

The exercise price and number of Ordinary Shares issuable on the exercise of the PIPE Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction.

At no time may a holder of a PIPE Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares.

No fractional Ordinary Shares will be issued in connection with any exercise of a PIPE Warrant, in lieu of such fractional shares, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round down to the next whole share.

Other Private Placement Warrants

February 2025 PIPE Warrants

Pursuant to those certain securities purchase agreements, Critical Metals issued to the applicable investor party thereto warrants to purchase up to an aggregate of 4,910,000 Ordinary Shares (the “Feb. 2025 PIPE Warrants”). The Feb. 2025 PIPE Warrants were exercisable commencing on February 7, 2025 and will expire on February 7, 2029. As of October 16, 2025, 11 holders of the Feb. 2025 PIPE Warrants are entitled to purchase up to an aggregate of 2,181,532 Ordinary Shares.

Each Feb. 2025 PIPE Warrant has an initial exercise price of $7.00 per Ordinary Share. The exercise price and number of Ordinary Shares issuable on the exercise of the Feb. 2025 PIPE Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction.

At no time may a holder of a Feb. 2025 PIPE Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares.

No fractional Ordinary Shares will be issued in connection with any exercise of a Feb. 2025 PIPE Warrant, in lieu of such fractional shares, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

GEM Warrants

Pursuant to the GEM Agreements, at the Closing, the GEM Investor was granted a warrant (the “GEM Warrant”) to purchase up to 1,814,797 Ordinary Shares. The GEM Warrants are exercisable commencing on February 27, 2024 and expire on February 27, 2027.

The GEM Warrants had an initial exercise price of $10.71 per Ordinary Share. The exercise price and number of Ordinary Shares issuable on the exercise of the GEM Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction. On February 27, 2025, the exercise price of the GEM Warrant was adjusted to $5.00 per share. See “—Warrant Price Resets” below.

The GEM Warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the Ordinary Shares under the GEM Warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies.

At no time may a holder of a GEM Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares; provided, however, that such holder may waive the foregoing restriction by providing the Company with 61 days’ notice of such waiver; provided, further, that during the 61 day period prior to the expiration of the GEM Warrant, the holder may waive compliance with the foregoing restriction at any time during such 61 day period.

No fractional Ordinary Shares will be issued in connection with any exercise of a GEM Warrant, in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

Warrant Price Resets

On February 27, 2025, the Company delivered a notice of price adjustment to the holder of the GEM Warrants. As a result of certain events, the exercise price of the GEM Warrants was adjusted to $5.00 per share effective as of February 27, 2025.

The notice of adjustment does not impact the company’s Public Warrants that trade on Nasdaq under the symbol “CRMLW” or the Feb. 2025 PIPE Warrants. The exercise price of the Public Warrants and the Feb. 2025 PIPE Warrants remain at $11.50 per share and $7.00 per share, respectively, and are only subject to adjustment in accordance with the terms of such warrant.

SELLING SECURITYHOLDER

This prospectus relates to the possible resale by the Selling Securityholder of up to 18,030,303 Ordinary Shares, consisting of (x) 6,470,000 Ordinary Shares and (y) 11,560,303 Ordinary Shares issuable upon exercise the PIPE Warrants.

The Selling Securityholder may offer and sell, from time to time, any or all of the Ordinary Shares being offered for resale pursuant to this prospectus. In this prospectus, the term “Selling Securityholder” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the PIPE Shares covered by this prospectus after the date of this prospectus from the named Selling Securityholder as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholder for which we are registering Ordinary Shares for resale to the public, and the number of Ordinary Shares that the Selling Securityholder may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same Ordinary Shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same Ordinary Shares. We have based percentage ownership on 117,704,394 Ordinary Shares outstanding as of October 16, 2025.

Because the Selling Securityholder may dispose of all, none or some portion of its PIPE Shares, no estimate can be given as to the number of securities that will be beneficially owned by the Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the PIPE Shares covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholder will not acquire beneficial ownership of any additional securities during the offering. Under the terms of the PIPE Warrants, the Selling Securityholder may not exercise the PIPE Warrants to the extent such exercise would cause the Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 9.99%, as set forth in the PIPE Warrants, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. In addition, the Selling Securityholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholder’s method of distributing these PIPE Shares.

Name and Address	Ordinary Shares Beneficially Owned Prior to This Offering	Percentage Ownership	Number of Ordinary Shares Being Offered(1)	Ordinary Shares Beneficially Owned After This Offering(2)	Percentage Ownership
Alyeska Master Fund, L.P. (3)	18,030,303	15.3%	18,030,303	-	-

(1)	The amounts set forth in this column are the number of PIPE Shares that may be offered by the Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Shares that the Selling Securityholder may own beneficially or otherwise.

(2)	Assumes the sale of all PIPE Shares being offered pursuant to this prospectus.

(3)	Consists of (i) 6,470,000 Ordinary Shares purchased by Alyeska Master Fund, L.P. (“Alyeska”) pursuant to the Purchase Agreements and (ii) 11,560,303 Ordinary Shares underlying PIPE Warrants. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

PLAN OF DISTRIBUTION

The Selling Securityholder, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares or interests in Ordinary Shares received after the date of this prospectus from the Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its Ordinary Shares or interests in Ordinary Shares on any stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholder may use any one or more of the following methods when disposing of Ordinary Shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers or other financial intermediaries may agree with the Selling Securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholder may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholder to include the pledgee, transfer or other successors in interest as Selling Securityholder under this prospectus. The Selling Securityholder also may transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholder may also sell PIPE Shares under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration. The Selling Securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon exercise of the PIPE Warrants by payment of cash, however, we will receive the exercise price of the PIPE Warrants.

Broker-dealers engaged by the Selling Securityholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of our Ordinary Shares or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Securityholder may also sell Ordinary Shares short and deliver these securities to close out its short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which Ordinary Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholder and any underwriters, broker-dealers or agents that participate in the sale of Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholder who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, the Selling Securityholder may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the Ordinary Shares to be sold, the names of the Selling Securityholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Securityholder or any other person. We will make copies of this prospectus available to the Selling Securityholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We have agreed to indemnify the Selling Securityholder against liabilities, including liabilities under the Securities Act, the Exchange Act and state securities laws, relating to the registration of the Ordinary Shares offered by this prospectus.

We have agreed with the Selling Securityholder to keep the registration statement of which this prospectus constitutes a part effective until (i) such time as there are no longer registrable securities held by the Selling Securityholder or (ii) October 16, 2030. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of Ordinary Shares that are being offered pursuant to this prospectus. This discussion applies only to U.S. Holders that hold their Ordinary Shares as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of Ordinary Shares. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and U.S. state, local and non-U.S. tax laws are not discussed.

This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, or to investors subject to special rules under U.S. federal income tax laws, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;

●	regulated investment companies and real estate investment trusts;

●	brokers, dealers or traders in securities;

●	traders in securities that elect to mark to market;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding Ordinary Shares as part of a hedge, straddle, wash sale, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an applicable financial statement;

●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of the Company’s shares;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received Ordinary Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of Ordinary Shares, the tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will depend on the status of such partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the owner level. Accordingly, partnerships and other pass-through entities and the partners, members, and other beneficial owners of such partnerships and other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of the Company’s securities.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities are subject to change or to differing interpretations. Any such change or differing interpretation may be applied retroactively or otherwise have retroactive effect in a manner that could adversely affect the tax consequences discussed below. The Company has not sought, and it does not intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take, or a court will not sustain, a position contrary to any of the tax considerations discussed below.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES. EACH INVESTOR IN ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS UNDER ANY APPLICABLE TAX TREATY, AND POSSIBLE CHANGES IN TAX LAW.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares, who or that is, for U.S. federal income tax purposes:

●	an individual who is a U.S. citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends and Other Distributions on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below under the heading “— Passive Foreign Investment Company Rules,” the gross amount of distributions, i.e., before reduction for withholding taxes, if any, (other than certain distributions of shares of the Company or rights to acquire shares of the Company) on the Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends generally will be includable in a U.S. Holder’s income in the year actually or constructively received by such U.S. Holder. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares.”

Amounts treated as dividends that the Company pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Ordinary Shares are readily tradable on an established securities market in the United States (such as Nasdaq) or the Company is eligible for benefits under an applicable tax treaty with the United States meeting certain requirements (for this purpose, the United States Treasury Department has determined that the United States-UK income tax treaty meets these requirements), and, in each case, the Company is not treated as a PFIC with respect to such U.S. Holder for the taxable year in which the dividend was paid or for the preceding year and provided certain holding period requirements are met. There can be no assurance that the Ordinary Shares will be considered readily tradable on an established securities market in any year. In addition, there can be no assurance that the Company will not be treated as a PFIC with respect to a U.S. Holder for any taxable year (see the discussion below under the heading “— Passive Foreign Investment Company Rules”). U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Ordinary Shares.

Subject to certain conditions and limitations, non-refundable non-U.S. taxes (at a rate not in excess of any applicable tax treaty rate), if any, withheld on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct any non-U.S. income tax imposed with respect to their Ordinary Shares in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. However, the rules governing a U.S. Holder’s ability to claim a U.S. foreign tax credit or deduction are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit or deduction under their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such sale, taxable exchange or other taxable disposition, in each case before reduction for withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Ordinary Shares could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

As of the date hereof, the Company has not made a determination as to its PFIC status for its mostly recently ended taxable year or any other taxable year. Whether the Company is a PFIC is determined on an annual basis. The determination of whether the Company is a PFIC is a factual determination that depends on, among other things, the composition of the Company’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether the Company will be a PFIC in its current taxable year or for any future taxable year. In addition, the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.

Although the Company’s PFIC status is determined annually, a determination that the Company is a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held (or is deemed to have held) Ordinary Shares while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years.

If the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares and the U.S. Holder did not make either a qualified electing fund (“QEF”) election or mark-to-market election, as further discussed below, for the first taxable year in which the Company was treated as a PFIC and in which the U.S. Holder held (or is deemed to have held) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares (which may include gain realized by reason of transfers of Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company is a PFIC, will be taxed as ordinary income;

●	the amount allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year (or portion thereof) of the U.S. Holder without regard to the U.S. Holder’s other items of income and loss.

In general, if the Company is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect of the Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Ordinary Shares for any taxable year but did not make a QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder held (or is deemed to have held) Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Ordinary Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to their Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Ordinary Shares generally will be taxable as capital gain and no additional tax or interest charge will be imposed under the excess distribution rules. As discussed above, if the Company were a PFIC for any taxable year, a U.S. Holder of Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Ordinary Shares for any such taxable year.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the Company that provides the information necessary for U.S. Holders to make or maintain a QEF election. There can be no assurance that the Company will have timely knowledge of its status as a PFIC in the future or that the Company will timely provide such information for any year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

Alternatively, if the Company is a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder who owns (or is treated as owning for purposes of this rule) Ordinary Shares at the close of its taxable year may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such Ordinary Shares for the first taxable year (x) in which it holds (or is deemed to hold) Ordinary Shares and (y) for which the Company is determined to be a PFIC. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income, and any further loss recognized will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as capital loss).

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that is regulated or supervised by a governmental authority of the country in which such exchange or market is located and meets certain other requirements. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares under their particular circumstances.

If the Company is a PFIC and, at any time, the Company has a foreign subsidiary that is classified as a PFIC (such foreign subsidiary, a “lower-tier PFIC”), a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the excess distribution rules described above if the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that the Company will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to any lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to the Company’s securities under their particular circumstances.

Foreign Asset Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Ordinary Shares are expected to constitute foreign financial assets subject to these requirements unless the Ordinary Shares are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of Ordinary Shares and the significant penalties for non-compliance.

Information Reporting and Backup Withholding

Dividend payments with respect to Ordinary Shares and proceeds from the sale or exchange of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX TREATMENT OF PROSPECTIVE INVESTORS IN OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. THIS DISCUSSION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSIDERATIONS OF THEIR PARTICULAR SITUATIONS.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following summary contains a description of certain British Virgin Islands tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of British Virgin Islands and regulations thereunder and on the tax laws of the U.S. and regulations thereunder as of the date hereof, which are subject to change.

British Virgin Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Under Existing British Virgin Islands Laws.

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transfers of property to or by the Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI. This assumes that the Company does not hold an interest in real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its members.

LEGAL MATTERS

The validity of the Ordinary Shares offered by this prospectus and certain other British Virgin Islands legal matters will be passed upon for Maples and Calder.

EXPERTS

The financial statements of Critical Metals Corp. as of June 30, 2025 and for the year ended June 30, 2025 appearing in the Annual Report have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Critical Metals Corp. as of June 30, 2024 and for each of the two years in the year ended June 30, 2024 and 2023 appearing in the Annual Report have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Tanbreez Mining Greenland A/S. as of December 31, 2024 and for each of the two years in the year ended December 31, 2024 and 2023 appearing in the Annual Report, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The technical information appearing in the Annual Report concerning the Wolfsberg Project was derived from the S-K 1300 Technical Report Summary prepared by CSA Global South Africa (Pty) Limited, independent mining consultants and is incorporated by reference herein. None of CSA Global South Africa (Pty) Limited, or the employees of CSA Global South Africa (Pty) Limited, is an affiliate of the Company.

The technical information appearing in the Annual Report concerning mining property known as the Tanbreez Rare Earth Project was derived from the S-K 1300 Technical Report Summary prepared by prepared by Agricola Mining Consultants Pty Ltd. None of CSA Global South Africa (Pty) Limited, or the employees of CSA Global South Africa (Pty) Limited, is an affiliate of the Company.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	the judgment is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

●	to recognize or enforce against the Company, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

●	to impose liabilities against the Company, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

AGENT FOR SERVICE OF PROCESS

Our agent for service of process in the United States for this offering is:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

(302) 636-5400

Critical Metals Corp.

SECONDARY OFFERING OF

18,030,303 Ordinary Shares

PROSPECTUS

DATED November 10, 2025